Sub-Item 77M: Mergers

The following proposals were addressed and approved at a special meeting of shareholders held on January 23, 2007:

Proposal to approve a plan of reorganization providing for the acquisition of all of the assets and liabilities of Hartford Capital Opportunities HLS Fund (the “Acquired Fund”) by Hartford Blue Chip Stock HLS Fund (The “Acquiring Fund”), a series of Hartford HLS Series Fund II, Inc., solely in exchange for shares of the Acquiring Fund followed by the complete liquidation of the Acquired Fund.

Fund Name
For
Against
Abstain
Hartford Capital Opportunities HLS Fund
1,271,875.921
73,262.424
183,212.445

Proposal to approve a plan of reorganization providing for the acquisition of all of the assets and liabilities of Hartford LargeCap Growth HLS Fund (the “Acquired Fund”) by Hartford Blue Chip Stock HLS Fund (The “Acquiring Fund”), a series of Hartford HLS Series Fund II, Inc., solely in exchange for shares of the Acquiring Fund followed by the complete liquidation of the Acquired Fund.

Fund Name
For
Against
Abstain
Hartford LargeCap Growth HLS Fund
5,355,118.815
175,856.665
401,314.425